EXHIBIT 99.1

Aptose Tuspetinib Clinical Data Selected for Oral Presentation at the 2023 ASH Annual Meeting

Data from the Ongoing APTIVATE International Phase 1/2 Study in Relapsed/Refractory AML Patients

SAN DIEGO and TORONTO, Nov. 02, 2023 (GLOBE NEWSWIRE) -- Aptose Biosciences Inc. (“Aptose” or the “Company”) (NASDAQ: APTO, TSX: APS), a clinical-stage precision oncology company developing highly differentiated targeted agents to treat hematologic malignancies, today announced that clinical data for tuspetinib, a once daily oral therapy, has been selected for oral presentation at the 65th American Society of Hematology (ASH) Annual Meeting and Exposition being held December 9-12, 2023, in San Diego, CA.

Lead investigator Naval Daver, MD, Professor, Director Leukemia Research Alliance Program, Department of Leukemia, The University of Texas MD Anderson Cancer Center, Houston, TX, will present data from Aptose’s ongoing APTIVATE trial of tuspetinib in relapsed/refractory patients with acute myeloid leukemia.

The abstract accepted for presentation is listed below and can be viewed online at the ASH conference website. Note that the actual presentation will include more recent updates and additional data not found in the abstract.

Oral Presentation Details

Title: Tuspetinib Myeloid Kinase Inhibitor Safety and Efficacy As Monotherapy and Combined with Venetoclax in Phase 1/2 Trial of Patients with Relapsed or Refractory (R/R) Acute Myeloid Leukemia (AML)
Publication Number: 162
Oral Presentation Session Date & Time: Saturday, December 9, 2023, 3:15 PM PT
Session Name: 616. Acute Myeloid Leukemias: Investigational Therapies, Excluding Transplantation and Cellular Immunotherapies: Novel Uses of Approved Therapeutic Agents
Location: San Diego Convention Center, Room 6A

About Aptose

Aptose Biosciences is a clinical-stage biotechnology company developing precision medicines addressing unmet medical needs in oncology, with an initial focus on hematology. The Company's small molecule cancer therapeutics pipeline includes products designed to provide single agent efficacy and to enhance the efficacy of other anti-cancer therapies and regimens without overlapping toxicities. The Company’s lead clinical-stage product, tuspetinib, is a once daily oral therapy being studied as monotherapy and in combination therapy in the APTIVATE international Phase 1/2 expansion trial in patients with relapsed or refractory acute myeloid leukemia (AML). For more information, please visit www.aptose.com.

For further information, please contact:
Aptose Biosciences Inc.	LifeSci Advisors, LLC
Susan Pietropaolo	Dan Ferry, Managing Director
Corporate Communications & Investor Relations	617-430-7576
201-923-2049	Daniel@LifeSciAdvisors.com
spietropaolo@aptose.com